EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1/A Amendment No. 2 of SOBR Safe, Inc. of our report dated March 31, 2023, relating to our audit of the consolidated financial statements of SOBR Safe, Inc. and Subsidiaries as of and for the year ended December 31, 2022, which appear in the Annual Report on Form 10-K of SOBR Safe, Inc. for the year ended December 31, 2022.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Macias Gini O’Connell LLP Irvine, California

September 17, 2024

Macias Gini & O’Connell LLP 111 Pacifica, Suite 300 Irvine, CA 92618	www.mgocpa.com